Exhibit 10.43

August 23, 2001

Mr. David E. Pertl

14717 Excaliber Dr.

Morgan Hill, CA  95037

Dear Dave:

On behalf of the Fresh Choice Board of Directors, I would like to append your January 24, 1997 offer letter by providing the following COBRA provision in the event your employment is terminated without cause as defined in your original offer letter:

During the period for which severance payments are paid, if you choose to elect COBRA continuation coverage pursuant to federal law, Fresh Choice shall pay a portion of the COBRA premiums during the applicable period of severance, equal to what the Company paid towards your health care at the time of your termination.  The applicable period of severance is the earlier of (1) the end of the one year severance period; or (2) when you are covered under another employer’s group health plan.

Except for the above addendum, all other terms of your January 24, 1997 offer letter remain the same.  If the above addendum to your offer letter is acceptable to you, please sign below indicating your acceptance.  If you have any questions about this agreement, please let me know.

Sincerely,

/S/ Charles A. Lynch

Charles A. Lynch

Chairman of the Board

ACCEPTANCE:	/S/ David E. Pertl	September 5, 2001
	David E. Pertl	Date